Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL YEAR 2022

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, February 3, 2023 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full year 2022 results: The Company’s revenues in the fourth quarter 2022 were $58.3 million, compared to $46.1 million in the fourth quarter 2021, an increase of $12.2 million, or 26.4%. For the full year 2022, the Company’s revenues were $236.2 million, compared to $189.3 million in the full year 2021, an increase of $46.9 million, or 24.8%. Lime and limestone revenues were $57.8 million in the fourth quarter 2022, compared to $45.5 million in the fourth quarter 2021, an increase of $12.3 million, or 27.0%. For the full year 2022, lime and limestone revenues were $233.4 million, compared to $187.4 million in the full year 2021, an increase of $46.1 million, or 24.6%. The increase in revenues in the fourth quarter 2022, compared to the fourth quarter 2021, resulted primarily from increased sales volumes of the Company’s lime and limestone products, principally due to increased demand from the Company’s construction, industrial, and oil and gas services customers, as well as an increase in the average selling prices for the Company’s lime and limestone products. The increase in revenues in the full year 2022, compared to the full year 2021, resulted primarily from increased sales volumes of the Company’s lime and limestone products, principally due to increased demand from the Company’s construction, oil and gas services, and steel customers, and an increase in the average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $16.8 million in the fourth quarter 2022, compared to $13.3 million in the fourth quarter 2021, an increase of $3.5 million, or 26.2%. Gross profit in the full year 2022 was $70.3 million, compared to $59.3 million in the full year 2021, an increase of $11.1 million, or 18.7%. The Company’s lime and limestone gross profit was $16.6 million in the fourth quarter 2022, compared to $13.0 million in the fourth quarter 2021, an increase of $3.6 million, or 27.6%. The Company’s lime and limestone gross profit for the full year 2022 was $69.0 million, compared to $58.7 million in the full year 2021, an increase of $10.3 million, or 17.6%. The increases in lime and limestone gross profit in the fourth quarter and full year 2022, compared to the comparable 2021 periods, resulted primarily from the increased revenues discussed above, partially offset by increased production costs, principally from higher transportation, energy, labor, and supplies costs.

Selling, general and administrative (“SG&A”) expenses were $4.5 million in the fourth quarter 2022, compared to $3.7 million in the fourth quarter 2021, an increase of $0.9 million, or 23.4%. SG&A expenses were $15.6 million for the full year 2022, compared to $12.8 million in the full year 2021, an increase of $2.7 million, or 21.1%. The increases in SG&A expenses in the 2022 periods, compared to the comparable 2021 periods, were primarily due to increased personnel expenses.

The Company reported net income of $10.8 million ($1.90 per share diluted) and $45.4 million ($8.00 per share diluted) in the fourth quarter and full year 2022, respectively, compared to $7.6 million ($1.34 per share diluted) and $37.0 million ($6.54 per share diluted) in the fourth quarter and full year 2021, respectively, reflecting increases of $3.2 million, or 41.8%, and $8.4 million, or 22.6%, respectively.

“We are pleased with our performance in the fourth quarter and the year. We addressed the year’s inflationary and supply chain challenges by working closely with our valued customers and suppliers and implementing efficiencies in our lime and limestone operations,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on the Company’s common stock. This dividend is payable on March 17, 2023 to shareholders of record at the close of business on February 24, 2023.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry and cattle feed producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of increasing costs and supply chain issues, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
INCOME STATEMENTS

Revenues	$58,292	$46,108	$236,150	$189,255
Cost of revenues	41,488	32,789	165,808	129,995
Gross profit	$16,804	$13,319	$70,342	$59,260

Selling, general and administrative expenses	$4,533	$3,674	$15,559	$12,843
Operating profit	$12,271	$9,645	$54,783	$46,417
Interest expense	64	63	254	250
Interest and other income, net	(1,218)	(79)	(2,033)	(351)
Income tax expense	2,628	2,048	11,133	9,473
Net income	$10,797	$7,613	$45,429	$37,045

Income per share of common stock:
Basic	$1.90	$1.35	$8.01	$6.55
Diluted	$1.90	$1.34	$8.00	$6.54
Weighted-average shares outstanding:
Basic	5,674	5,658	5,672	5,656
Diluted	5,684	5,669	5,680	5,668
Cash dividends per share of common stock	$0.20	$0.16	$0.80	$0.64

			December 31,	December 31,
			2022	2021
BALANCE SHEETS
Assets:
Current assets			$189,990	$150,430
Property, plant and equipment, net			171,970	162,172
Other non-current assets			5,812	3,594
Total assets			$367,772	$316,196
Liabilities and Stockholders’ Equity:
Current liabilities			$15,537	$11,188
Deferred tax liabilities, net			25,582	23,055
Other long-term liabilities			5,565	3,747
Stockholders’ equity			321,088	278,206
Total liabilities and stockholders’ equity			$367,772	$316,196

- end -